February 4, 2003                                                EXHIBIT 18


Board of Directors
AXA Financial, Inc.
1290 Avenue of the Americas
New York, New York 10104


Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 8-K filing.

We have audited the consolidated financial statements included in the Company's Current Report on Form 8-K for the year ended December 31, 2002 and issued our report thereon dated February 4, 2003. Note 2 to the financial statements describes a change in accounting principle from accounting for certain guaranteed annuity contract benefits on an incurred basis to recording a liability for the portion of contract assessments that compensate for benefits to be provided in future periods. It should be understood that the preferability of one acceptable method of accounting over another for the guaranteed annuity contract benefits has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management's determination that this change in accounting principle is preferable. Based on our reading of management's stated reasons and justification for this change in accounting principle included in the consolidated financial statements in the Form 8-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company's circumstances, the adoption of a preferable accounting principle in conformity with Accounting Principles Board Opinion No.20.


Very truly yours,

/s/ PricewaterhouseCoopers LLP
New York, New York